THE INCORPORATOR
www.theincorporator.com

Incorporate today...the right way.

July 06, 2006

Virgina K. Sourlis, Esq.
The Galleria 2 Bridge Avenue
Red Bank NJ 07701
Attention: Virginia Sourlis, Esq.

Re: **Freedom 1 Inc.**

Dear Virginia Sourlis, Esq.

This letter is to confirm that the above-referenced entity is currently an active Corporation as of June 27, 2006 and may be used for any lawful act or activity for which a corporation may be organized under the Business Corporation Law.

Enclosed please find a filed copy of the Formation Documents for your records.

The tax ID number that has been assigned to this corporation **20-5153331**
You will also receive a confirmation letter with this number from the Internal Revenue Service.

Thank you for choosing The Incorporator for all your corporate needs.

Very truly yours,

Mimi Nachison
Mimi Nachison
Incorparation Specialist

Email: Mimi@IncByPro.com

20 ROBERT PITT DRIVE, SUITE 214, MONSEY, NEW YORK 10952
TEL. 845.425.0077 FAX 845.818.3588

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:27 PM 06/27/2006
FILED 01:27 PM 06/27/2006
SRV 060618871 - 4182122 FILE

CERTIFICATE OF INCORPORATION

OF

FREEDOM 1, INC.

(Pursuant to Section 102 of the Delaware General Corporation Law)

1. The name of the corporation is Freedom 1, Inc. (the "Corporation").

2. The address of its registered office in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, in the County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

4. The Corporation is to have perpetual existence.

5. The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred ten million (110,000,000). These shares shall be divided into two classes with one hundred million (100,000,000) shares designated as common stock at $0.0001 par value (the "Common Stock") and ten million (10,000,000) shares designated as preferred stock at $0.0001 par value (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

6. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

7. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

9. The name and mailing address of the incorporator is Isaac Muller, 20 Robert Pitt Drive, Suite 214, Monsey, New York 10952.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 27th day of June, 2006.

/s/ Isaac Muller
Isaac Muller, Incorporator